Exhibit 10.3

TERMINATION AGREEMENT

This TERMINATION AGREEMENT (this “Agreement”), dated as of December 1, 2008, is entered into by and between Magellan Midstream Holdings, L.P., a Delaware limited partnership (“MGG”), and MGG Midstream Holdings, L.P., a Delaware limited partnership (“MGG MH,” and together with MGG, the “Parties”).

WITNESSETH:

WHEREAS, pursuant to that certain Indemnification Agreement (the “Indemnification Agreement”), dated April 3, 2007, by and between the Parties, MGG MH agreed, among other things, to indemnify MGG for certain penalties, losses, actions, suits, proceedings demands and causes of actions that may arise pursuant to that certain Registration Rights Agreement (the “Registration Rights Agreement”), dated April 3, 2007, by and among MGG and the Purchasers named therein;

WHEREAS, MGG has fully performed and fulfilled its obligations and duties under the Registration Rights Agreement and has no continuing obligations or duties thereunder;

WHEREAS, pursuant to the certain Reimbursement Agreement (the “Reimbursement Agreement”), dated December 21, 2005, by and between the Parties, MGG MH agreed, among other things, to reimburse MGG for (i) amounts paid by MGG pursuant to that certain Purchase and Sale Agreement, dated April 18, 2003, by and among Williams Energy Services, LLC (“WES”), Williams Natural Gas Liquids, Inc. (“WNGL”) and The Williams Companies, Inc. (“Williams,” and with WES and WNGL, the “Williams Parties”) for certain environmental liabilities, (ii) amounts paid by MGG pursuant to that certain New Omnibus Agreement (the “New Omnibus Agreement”), dated June 17, 2003, by and among MGG and the Williams Parties and (iii) for certain pre-initial public offering expenses (collectively, the “Reimbursement Obligations”);

WHEREAS, pursuant to that certain Escrow Agreement (the “Escrow Agreement”), dated December 21, 2005, by and among the Parties and JPMorgan Chase Bank, N.A. (the “Escrow Agent”), MGG MH has put in escrow the Escrow Deposit (as defined in the Escrow Agreement) to cover its Reimbursement Obligations;

WHEREAS, upon the disbursement of certain amounts owed under the New Omnibus Agreement out of the Escrow Funds (as defined in the Escrow Agreement) to MGG and the disbursement of the balance of the Escrow Funds to MGG MH pursuant to Section 1 below, (i) MGG MH will have fully performed and fulfilled its obligations and duties relating to the Reimbursement Obligations and will have no continuing obligations or duties under the Reimbursement

Agreement and (ii) there shall be no Escrow Funds remaining subject to the Escrow Agreement; and

WHEREAS, the Conflicts Committee of the Board of Directors of Magellan Midstream Holdings GP, LLC, a Delaware limited liability company and the general partner of MGG (“MGG GP”), and the Board of Managers of MGG Midstream Holdings GP, LLC, the general partner of MGG MH, deem it advisable and in the best interest of MGG and MGG MH, respectively, to terminate the Indemnification Agreement and the Reimbursement Agreement and their respective obligations thereunder.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, MGG and MGG MH hereby agree as follows:

1. Disbursements Under the Escrow Agreement. Effective as of the date hereof, the Parties agree to instruct the Escrow Agent, pursuant to the terms of the Escrow Agreement, to disburse (i) to MGG, an amount of $407,896 in cash, such amount being deemed to be the amount owed by MGG MH pursuant to Section 2.1(b) of the Reimbursement Agreement, and (ii) to MGG MH, the remainder of the Escrow Funds, taking into account the disbursement pursuant to clause (i) of this Section 1.

2. Termination of Indemnification Agreement. Effective as of the date hereof, the Indemnification Agreement shall terminate and be of no further force or effect, and thereafter neither Party (nor any of its affiliates) shall have any obligations or liabilities thereunder to the other Party (or any of its affiliates). Each Party hereby waives, and will cause each of its affiliates to waive, any and all notice requirements and other requirements contained in the Indemnification Agreement which may restrict or limit the rights of either Party (or any of its affiliates) to terminate the Indemnification Agreement.

3. Termination of Reimbursement Agreement. Effective as of the date hereof, the Reimbursement Agreement shall terminate and be of no further force or effect, and thereafter neither Party (nor any of its affiliates) shall have any obligations or liabilities thereunder to the other Party (or any of its affiliates). Each Party hereby waives, and will cause each of its affiliates to waive, any and all notice requirements and other requirements contained in the Reimbursement Agreement which may restrict or limit the rights of either Party (or any of its affiliates) to terminate the Indemnification Agreement.

4. Release. Each Party (on behalf of itself and its affiliates) agrees that, effective as of the date hereof, all obligations and liabilities of the other Party (and its affiliates) to such Party (and its affiliates) under each of the Indemnification Agreement and the Reimbursement Agreement shall be deemed satisfied, and that all claims relating thereto shall be released.

5. Further Assurances. Each Party shall cause its affiliates to take such actions as are necessary to give effect to the intent of this Agreement.

6. Relationship to Contribution Agreement. This Agreement is in furtherance of, and does not limit or affect the rights or obligations of any party thereto under, that certain Contribution Agreement, to be entered into as of the date hereof by MGG MH, MGG GP, MGG and MGG GP Holdings, LLC, a Delaware limited liability company.

7. Execution in Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which, taken together, shall be deemed a single instrument.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

MAGELLAN MIDSTREAM HOLDINGS, L.P.

By:	Magellan Midstream Holdings GP, LLC, its General Partner

By:	/s/ Don R. Wellendorf
Name: Don R. Wellendorf Title: President and CEO

MGG MIDSTREAM HOLDINGS, L.P.

By:	MGG MIDSTREAM HOLDINGS GP, LLC, its General Partner

By:	/s/ John D. Chandler
Name: John D. Chandler Title: Chief Financial Officer

Signature Page to Termination Agreement